                                      EXHIBIT 5


                                DAY CAMPBELL & McGILL
                               3070 Bristol, Suite 650
                                Costa Mesa, CA  92626
                                    (714) 429-2900
                                  FAX (714) 429-2901


October 21, 1997


Advanced Materials Group, Inc.
20211 South Susana Road
Rancho Dominguez, California 90221


         Re:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

    You have requested our opinion as counsel for Advanced Materials Group, Inc., a Nevada corporation (the "Company"), as to the matters set forth below in connection with the registration under the Securities Act of 1933 on Form S-3, of 2,830,807 shares of the Company's Common Stock, $.001 par value per share (the "Shares"), including 1,230,000 Shares (the "Warrant Shares") issuable upon exercise of outstanding warrants or options (the "Warrants").

    We have examined the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission ("Commission") on today's date (the "Registration Statement"). We have also examined the Articles of Incorporation of the Company, as amended, the Bylaws and the minute books of the Company, and such other documents as we deemed pertinent as a basis for the opinion hereinafter expressed.

    Based on the foregoing, it is our opinion that:

    The Shares have been duly authorized and are, or in the case of the Warrant Shares upon exercise of the respective Warrants and upon payment therefor will be, legally and validly issued, fully paid and non-assessable.

    We consent to the inclusion of our name in the Registration Statement under the caption "Legal Matters" and the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       /s/ DAY CAMPBELL & McGILL